Exhibit 10.4

ENTEROMEDICS INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered on August 5, 2008 (“Agreement Date”) between EnteroMedics Inc. (the “Company”), a Delaware corporation with its principal place of business at 2800 Patton Road, St. Paul, Minnesota 55113, and Katherine Tweden (“Employee”), a Minnesota resident, whose address is 1175 Ashley Lane, Mahtomedi, Minnesota 55115, for the purpose of setting forth the terms and conditions of Employee’s employment by the Company.

RECITALS

WHEREAS, Employee is currently employed by the Company as its Vice President of Research;

WHEREAS, the Company desires to have the continued benefit of Employee’s employment in such capacity, and Employee desires to continue to serve in such capacity, pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Employee understands that such continued employment is expressly conditioned on execution of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of Employee’s continued employment with the Company and the facts recited above, the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee agree as follows:

ARTICLE I: EMPLOYMENT, TERM, AND DUTIES

1.1 Employment. The Company hereby employs Employee as Vice President of Research, and Employee accepts such employment and agrees to perform services for the Company pursuant to the terms and conditions set forth in this Agreement.

1.2 Term. The term (the “Term”) of this Agreement shall commence on the Agreement Date and, unless earlier terminated in accordance with Article III of this Agreement, shall terminate one year from the Agreement Date; provided, however, the Term of this Agreement shall automatically renew for successive one year terms thereafter unless at least ninety (90) days before the expiration of the initial Term or any additional Term, either party provides written notice to the other of its or his desire to terminate this Agreement.

1.3 Position and Duties.

1.3.1 Service with the Company. During the Term, Employee agrees to serve as Vice President of Research, and to perform such duties and responsibilities as Employee’s then immediate supervisor shall assign to Employee from time to time.

1.3.2 Performance of Duties. Employee agrees to serve the Company faithfully and to the best of Employee’s ability and to devote Employee’s full time, attention and efforts to the business and affairs of the Company during the term of Employee’s employment. Employee hereby confirms that Employee is under no contractual commitments inconsistent with Employee’s obligations set forth in this Agreement and that, during the term of this Agreement, Employee will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair Employee’s ability to perform Employee’s duties hereunder.

ARTICLE II. COMPENSATION, BENEFITS AND EXPENSES

2.1 Base Salary. Subject to the provisions of Article III of this Agreement, during the Term, the Company shall pay Employee a base salary not less than $218,000 per year or such higher annual rate as may from time to time be approved by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Base Salary”). Such Base Salary shall be paid in substantially equal regular periodic payments, less deductions and withholdings, in accordance with the Company’s regular payroll procedures, policies and practices, as such may be modified from time to time. The Base Salary shall be reviewed by the Compensation Committee annually for potential adjustment on the basis of performance and Employee shall be eligible, at the Compensation Committee’s sole discretion, for annual salary increases consistent with the Company’s procedures, policies and practices. If Employee’s Base Salary is modified from time to time during the Term, the modified amount shall become the Base Salary for the remainder of the Term and any extensions of the Term and for as long thereafter as required pursuant to Article III as applicable, subject to any subsequent modifications.

2.2 Incentive Compensation. In addition to Base Salary, during the Term the Company shall make Employee eligible for such cash and equity awards pursuant to the Company’s Management Incentive Compensation Plan, if any, as may be applicable and adopted by the Company. Payment of incentive compensation will be subject to Employee achieving certain objectives set annually by the CEO and the Compensation Committee, with the target amount of any cash incentive compensation for any calendar year to be approved by the Compensation Committee, which target shall not be less than 24% of Employee’s Base Salary in effect from time to time; provided, the actual cash incentive compensation that is awarded, if any, will be less than such target amount if the applicable objectives are not fully achieved. The Compensation Committee will meet and review the objectives applicable to Employee for the upcoming calendar year prior to March 31st of each year.

2.3 Participation in Benefits. During the Term, Employee shall be entitled to participate in the employee benefits offered generally by the Company to its employees, to the extent that Employee’s position, tenure, salary, health and other qualifications make Employee eligible to participate. Without limiting the foregoing, Employee shall be eligible to participate in any pension plan, or group life, health or accident insurance or any such other plan or policy that may presently be in effect or that may hereafter be adopted by the Company for the benefit of its employees and corporate officers generally. Employee is eligible to receive five (5) weeks of Paid Time Off (“PTO”) on an annual basis subject to the Company’s PTO policy. PTO includes all forms of personal leave including vacation and sick leave. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits during the Term of this Agreement.

ARTICLE III: TERMINATION AND COMPENSATION FOLLOWING TERMINATION

3.1 Termination. Subject to the respective continuing obligations of the parties under this Agreement, this Agreement and Employee’s employment hereunder may be terminated prior to the end of the Term (the “Separation Date”) under the following circumstances:

3.1.1 Termination by Mutual Agreement. This Agreement may be terminated by mutual written agreement of the parties at any time, in which case the parties may specify a Separation Date.

3.1.2 Termination by Employee’s Death. This Agreement shall terminate automatically in the event of Employee’s death, in which case the date of death shall constitute the Separation Date.

3.1.3 Termination by Employee’s Disability. If Employee becomes Disabled, the Separation Date shall be the effective date of his resignation or his discharge by the Company because of the Disability, whichever occurs first. For purposes of this Agreement, “Disabled” or “Disability” means the incapacity or inability of Employee due to a physical or mental condition, whether due to accident, sickness or otherwise, to perform the essential functions of Employee’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on the Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under applicable law.

3.1.4 Termination by the Company For Cause. The Company may terminate this Agreement and Employee’s employment for Cause at any time after providing written notice to Employee. For purposes of this Agreement, “Cause” means: (a) failure to perform or breach of Employee’s duties to the Company or breach of this Agreement; (b) conviction of any felony or any crime involving fraud, dishonesty, or moral turpitude; (c) participation in any fraud against or affecting the Company or any subsidiary, affiliate, customer, supplier, client, agent, or employee thereof; or (d) any other act Company determines constitutes misconduct detrimental to the Company including, but not limited to, unethical practices, dishonesty, disloyalty, or any other acts harmful to the Company (including failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company’s Board of Directors, is not cured to the reasonable satisfaction of the Company’s Board of Directors during the ten (10) day period following written notice of such failure from the Company); provided, however that a for Cause termination pursuant to clause (a), if susceptible of cure, shall not become effective unless Employee fails to cure such failure to perform or breach within fifteen (15) days after his receipt of written notice from the Company, such notice to describe such failure to perform or breach and identify what reasonable actions shall be required to cure such failure to perform or breach

3.1.5 Termination by Employee without Good Reason. Employee may voluntarily terminate Employee’s employment under this Agreement at any time for any reason or no reason with thirty (30) days written notice.

3.1.6 Termination by the Company without Cause. The Company may terminate Employee’s employment under this Agreement at any time prior to the expiration of the Term for any reason, and without notice, including, without limitation, following a “Change in Control” as defined in Employee’s Incentive Stock Option Agreement or Non-Qualified Stock Option Agreement, if any, as the case may be.

3.1.7 Termination by Employee For Good Reason. Employee may terminate Employee’s employment pursuant to this Agreement for Good Reason; provided, however, that any resignation by Employee for Good Reason shall not be effective unless and until the following two conditions have been satisfied: (a) he has notified the Company in writing of the facts that he believes constitute Good Reason, within 90 days after such facts first become known to him; and (b) the Company fails to cure such Good Reason within 30 days after its receipt of that notice. If the Company timely cures such Good Reason, or it is determined that the reason for the Employee’s resignation was not a Good Reason, he shall be deemed not to have resigned unless he elects to resign under Section 3.1.5. For purposes of this Agreement, “Good Reason” means: at any time, (i) the assignment by the Company to Employee of employment duties, functions or responsibilities that are significantly different from, and result in a substantial diminution of, Employee’s duties, functions or responsibilities; or (ii) a requirement that Employee be based at any office or location more than 25 miles from Employee’s primary work location prior to the date of this Agreement without Employee’s written consent.

3.2 Compensation Following Termination Prior to End of the Term. In the event that Employee’s employment pursuant to this Agreement is terminated prior to the end of the Term, Employee shall be entitled to the following compensation and benefits upon such termination:

3.2.1 Payment of Base of Salary. If Employee’s employment is terminated pursuant to any subsection of Section 3.1 of this Agreement, the Company shall, within 14 calendar days following the Separation Date, pay to Employee, Employee’s surviving spouse (or, if none, Employee’s estate), as the case may be, any amounts due to Employee for Base Salary through the Separation Date.

In the event of a termination pursuant to Section 3.1.5 (by Employee without Good Reason), upon receiving Employee’s notice, the Company shall have the option, at its discretion (a) to continue to engage Employee’s services through the 30 day notice period until the Separation Date, or (b) terminate the use of Employee’s services during the 30 day notice period prior to the Separation Date but treat Employee as if he were providing services through the 30 day notice period until the Separation Date for purposes of determining Employee’s compensation due him pursuant to this Section 3.2.1.

3.2.2 Payment of Incentive Compensation. In the event that Employee’s employment is terminated prior to the expiration of the Term pursuant to Sections 3.1.1; 3.1.2; 3.1.3; 3.1.6; or 3.1.7 of this Agreement, the Company shall, within 14 calendar days following the Separation Date, also pay to Employee or Employee’s serving spouse (or, if none, Employee’s estate) as the case may be, amounts to which Employee is entitled as of the Separation Date, as a pro rata portion of any unpaid cash incentive compensation determined under Section 2.2 for the calendar year in which the Separation Date occurs. That pro rated cash incentive compensation shall be based on the achievement of Employee’s objectives (also pro rated, to the extent possible) during the portion of the year before the Separation Date; and the pro rated amount shall be based on the number of days in that portion, as compared with the entire year.

3.2.3 Payment of Severance for Termination by the Company without Cause or by Employee for Good Reason. In the event that Employee’s employment is terminated prior to the expiration of the Term pursuant to subsection 3.1.6 (by the Company Without Cause) or 3.1.7 (by Employee for Good Reason) and provided (a) Employee continues to comply with the provisions of Article V and VI below, and (b) Employee has executed and delivered to the Company a written release in substantially the same form attached hereto as Exhibit A and the rescission periods specified therein have expired, the Company shall, subject to any payment delay required by Section 3.2.5, continue to pay, as severance pay, Employee’s Base Salary at the rate in effect on the Separation Date, for a period of 6 months following the Separation Date. Such payments will be at usual and customary pay intervals of the Company and will be subject to all appropriate deductions and withholdings.

Additionally, pursuant to the terms and conditions set forth in Employee’s applicable Stock Option Agreements with the Company, the Company agrees that, notwithstanding anything to the contrary set forth in such Stock Option Agreements or Company’s 2003 Stock Incentive Plan, as may be amended from time to time, during the five-year period following the Separation Date, Employee shall be permitted to exercise immediately all Options granted to Employee that have vested as of the Separation Date and those Options that would have vested within one year of the Separation Date had Employee’s employment with the Company not terminated. The parties hereto agree and acknowledge that, with respect to any Options previously granted to Employee that were intended by the parties to be treated as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, such Options, to the extent they may be exercised by Employee more than 90 days following the Separation Date shall be treated as non-qualified Options, notwithstanding any provision in Employee’s Stock Option Agreements to the contrary.

In the event that a Change in Control occurs, and Employee is not terminated, the vesting schedule of Options held by Employee shall accelerate such that on the date the Change of Control is completed 50% of any unvested shares under the Options of Employee shall immediately vest and shall be exercisable during the five-year period (but not after the end of each Option’s original term) following the Separation Date notwithstanding anything to the contrary set forth in Employee’s applicable Stock Option Agreements with the Company or Company’s Stock Incentive Plan; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option equal to the difference or “spread” between (i) the per share amount paid to holders of the Company’s Common Stock in such transaction and (ii) the per share exercise price under the applicable option agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment.

In the event that a Change in Control occurs, and Employee is terminated, the vesting schedule of Options held by Employee shall accelerate such that on the date the Change of Control is completed 100% of any unvested shares under the Options of Employee shall immediately vest and shall be exercisable during the five-year period following the Separation Date notwithstanding anything to the contrary set forth in Employee’s applicable Stock Option Agreements with the Company or the Company’s Stock Incentive Plan; provided, however, that if, in connection with the consummation of the transaction resulting in the Change in Control, Employee receives a cash payment with respect to each Option equal to the difference or “spread” between (i) the per share amount paid to holders of the Company’s Common Stock in such transaction and (ii) the per share exercise price under the applicable Stock Option Agreement, his Options shall be cancelled upon the consummation of the Change in Control in exchange for such cash payment.

3.2.4 General Provision Regarding Treatment of Options. Except as otherwise specified in Sections 3.2.3 of this Agreement, the terms of the Company’s 2003 Stock Incentive Plan, as amended from time to time, and Employee’s Stock Option Agreements, as applicable, shall govern the treatment of Employee’s Stock Options, if any, following the Separation Date.

3.2.5 Potential Delay of Severance Payments. If, as of the Separation Date, (a) the Company’s common stock is publicly traded (as determined under Section 409A) of the Internal Revenue Code of 1986 (“Code Section 409A)”), (b) Employee is a “specified employee” (as determined under Code Section 409A), and (c) any portion of the severance pay due Employee under Section 3.2.3 would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six month anniversary of Employee’s Separation Date (or the date of his death, if earlier than that anniversary), and shall include a lump sum equal to the aggregate amounts that Employee would have received had payment of this excess amount commenced as provided in Section 3.2.3 after the Separation Date. If Employee continues to perform any services for the Company (as an employee or otherwise) after the Separation Date, such six month period shall be measured from the date of Employee’s “separation from service” as defined pursuant to Code Section 409A.

3.3 Benefits Following Termination Prior to the End of the Term. In the event that Employee’s employment is terminated pursuant to Sections 3.1.2; 3.1.3; 3.1.6; or 3.1.7 of this Agreement, Employee and his spouse and any eligible dependents (to the extent such coverage was in effect for any of those individuals immediately before the Separation Date) shall, at no cost to Employee (except for any share of the cost for benefits of his spouse and eligible dependents that Employee was required to pay immediately before the Separation Date), be entitled to continuing coverage under the Company-provided medical, dental, and life insurance programs for a period of 6 months following the Separation Date irrespective of any then pre-existing health conditions of Employee or his spouse or eligible dependents; provided, that the Company may discontinue such coverage if it does not receive timely payment of Employee’s share of the cost due after the Separation Date; and provided further that if this Agreement is terminated as a result of Employee’s death, Employee’s then current spouse shall be entitled to continue to participate in the Company-provided medical and dental insurance programs for one year after Employee’s death irrespective of any then pre-existing health conditions, unless, in each case, such continued participation is prohibited by any applicable laws or would otherwise jeopardize the tax qualified status of any such programs. If any such continuing participation is prohibited by applicable law or would otherwise jeopardize the tax qualified status of any medical, dental, or life insurance plan and as a result the Company terminates coverage, it shall promptly reimburse Employee (or Employee’s spouse and eligible dependents, as the case may be) for the cost of obtaining comparable third party coverage irrespective of any then preexisting health conditions of any of them who was covered immediately before the Separation Date. Any period of continuing coverage under this Section 3.3 shall run at the same time as the applicable continuing coverage required to be offered to Employee, his spouse or eligible dependents under applicable laws; and each of them who has a right to continuing coverage under any such law shall be deemed to have timely elected continuing coverage under such law, to the extent that the Company is required to provide continuing coverage under this paragraph.

Except as otherwise provided in this Section 3.3, the benefits to which Employee (or, as applicable, Employee’s spouse, eligible dependents or estate) may be entitled upon termination pursuant to the plans and policies of the Company specified Article II of this Agreement shall be determined and paid in accordance with such plans, policies and applicable laws.

3.4 Compensation following Termination at expiration of Term. In the event that Employee’s employment terminates at the expiration of the Term in accordance with Section 1.2 hereof, Employee shall not be entitled to any severance pay; provided, that the Company shall pay any amounts due to Employee for Base Salary through the end of the Term.

3.5 Surrender of Records and Property. Upon termination of Employee’s employment with the Company, Employee shall deliver promptly to the Company all Confidential Information as defined in Section 4.1 and all the Company property including, but not necessarily limited to records, manuals, books, blank forms, documents, letters, memoranda, business plans, minutes, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports), computer print-outs, member or customer lists, credit cards, keys, identification, products, access cards, designs, drawings, sketches, devices, specifications, formulae, data, tables or calculations or copies thereof, and all other tangible or intangible property relating in any way to the business of the Company that are the property of the Company or any subsidiary or affiliate, if any, or which relate in any way to the business, products, practices or techniques of the Company or any subsidiary or affiliate.

ARTICLE IV. CONFIDENTIAL INFORMATION

4.1 Definition. For purposes of this Agreement, “Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on which Employee called or with which Employee may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances and other business information, together with any other confidential or proprietary data and information which Employee encounters during employment, all of which are held, possessed and/or owned by the Company and all of which are continually used in the operations and business of Company. Confidential Information does not include information which is or becomes generally known within the Company’s industry through no wrongful act or omission by Employee or others; provided, however, that the compilation, manipulation or other exploitation of generally known information may constitute Confidential Information. Additionally, the term “Confidential Information” shall mean any confidential information as that term is defined in any agreement the Company may have with its customers or other third parties from time to time.

4.2 Nondisclosure. During the Term of this Agreement or at any time thereafter, Employee agrees to hold in the strictest confidence and not to disclose Confidential information to any other third party or company, other than in connection with Employee’s employment with the Company, or use such information, directly or indirectly, for any purpose whatsoever, without the prior written consent of the Company.

ARTICLE V. INVENTIONS

5.1 Disclosure and Assignment of Inventions and Other Works. During the term of this Agreement and for one year following the Separation Date, Employee shall promptly disclose to the Company in writing all Inventions and any writings, drawings, diagrams, charts, tables, databases, software (in object or source code and recorded on any medium), and any other works of authorship, whether or not such are copyrightable (“Works of Authorship”) that are conceived, made, discovered, written or created by Employee alone or jointly with any person, group or entity, whether during the normal hours of his employment at the Company or on Employee’s own time. Employee acknowledges that all drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying information, ideas, concepts, improvements, discoveries relating to any Inventions shall be the sole and exclusive property of the Company. Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee hereby assigns all rights to all such information, ideas, concepts, improvements, discoveries, Inventions and Works of Authorship to the Company, and any United States or foreign applications for patents, inventor’s certificates or other industrial rights that may be filed in respect thereof, including divisions, continuations, continuations-in-part, reissues and/or extensions thereof, and applications for registration of such names and service marks, and acknowledges that the same are and shall be the sole and exclusive property of Company. Employee shall give the Company all the assistance it reasonably requires for the Company to perfect, protect, and use its rights to such Inventions and Works of Authorship. Employee shall sign all such documents, take all such actions and supply all such information that the Company considers necessary or desirable to transfer or record the transfer of the Company’s entire right, title and interest in such Inventions and Works of Authorship and to enable Company to obtain exclusive patent, copyright, or other legal protection for Inventions and Works of Authorship anywhere in the world, provided the Company shall bear all reasonable expenses of Employee in rendering such cooperation.

For purposes of this Agreement, “Invention” means any idea, design, discovery, idea, trademark, trade secret, invention, software, technique, modification, process, development, design, know-how, data, formula, improvement or similar items, whether or not reduced to writing or stored electronically or otherwise, whether patentable or unpatentable and whether or not protectable by patent, trademark, copyright or other intellectual property law, which is created, conceived or developed by Employee or under Employee’s direction, whether solely or with others, during or after his employment by Company, that relates in any way to, or is useful in any manner in, the business now or then conducted or proposed to be conducted by Company or which is based upon or otherwise derives from or makes use of the Company’s equipment, supplies, facilities or Confidential Information.

5.2 Notice and Acknowledgement. In accordance with Minnesota Statute § 181.78, the foregoing Section 5.1 does not require Employee to assign or offer to assign to the Company any of Employee’s rights in an Invention that Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information, and (1) that does not relate directly to the Company’s business or to the Company’s actual or demonstrably anticipated research or development, or (2) that does not result from any work performed by Employee for the Company. For the purposes of this Section, the “Company’s business” shall be defined as development pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

To the extent a provision in this Agreement purports to require Employee to assign Inventions otherwise excluded by this paragraph, the provision is against the public policy of the State of Minnesota and is unenforceable. By signing this Agreement, Employee acknowledges receipt of the notification required by Minnesota Statute § 181.78.

ARTICLE VI. NONCOMPETITION AND NONSOLICITATION

6.1 Agreement Not to Compete. During the Term of Employee’s employment by the Company, and for a period of 12 consecutive months from the date of termination of such employment for whatever reason (whether occasioned by Employee or the Company), Employee shall not, directly or indirectly, in any place in the world, render services to any conflicting organization, or engage in competition with the Company, in any manner or capacity, nor direct any other individual or business enterprise to engage in competition with the Company in any manner or capacity, (e.g., as an advisor, principal, agent, partner, officer, director, stockholder of more than 1% of the outstanding shares of the capital stock of a publicly traded company, employee, member of any association or limited liability company or otherwise) on any products competitive with the Company’s existing products, any products competitive with the Company’s announced products or any products competitive with the Company’s pending products that have not yet been announced but which Employee has, or should have, actual or constructive knowledge. For the purposes of this Section, “conflicting organization” shall be defined as any person, corporation or entity that competes with, or is preparing to compete with, any product, process or service, in existence or under development, of the Company pertaining to implantable medical devices to treat obesity or devices to apply signals to a vagus nerve to treat a gastrointestinal disorder (e.g., obesity, pancreatitis or irritable bowel syndrome).

6.2 Agreement Not to Solicit. Employee hereby acknowledges that the Company’s customers constitute vital and valuable aspects of its business on a worldwide basis. In recognition of that fact, for a period of one (1) year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of the Company’s then-current customers to terminate their respective relationships with the Company and to become customers of any enterprise with which Employee may then be associated, affiliated or connected.

6.3 Agreement Not to Recruit. Employee hereby acknowledges that the Company’s employees, consultants and other contractors constitute vital and valuable aspects of its business and missions on a worldwide basis. In recognition of that fact, for a period of one (1) year following the termination of this Agreement for any reason whatsoever, Employee shall not solicit, or assist anyone else in the solicitation of, any of the Company’s then-current employees, consultants or other contractors to terminate their respective relationships with the Company and to become employees, consultants or contractors by any enterprise with which Employee may then be associated, affiliated or connected.

ARTICLE VII: MISCELLANEOUS PROVISIONS

7.1 Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the services to be rendered by Employee are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Articles IV, V or VI of this Agreement would be highly injurious to the Company, that Employee’s violation of any of Articles IV, V or VI of this Agreement would cause the Company irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Articles IV, V and VI will be inadequate. Accordingly, Employee specifically agrees that the Company shall be entitled, in addition to any remedy at law, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Articles IV, V and VI of this Agreement.

7.2 Assignment. This Agreement shall not be assignable, in whole or in part, by Employee without the written consent of the Company and any purported or attempted assignment or transfer of this Agreement or any of Employee’s duties, responsibilities or obligations hereunder shall be void. This Agreement is binding upon Employee, Employee’s heirs and personal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Notwithstanding the foregoing, the Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any business entity that has become the successor to the Company in the event of a sale, merger, liquidation or similar transaction. After any such assignment by the Company, the Company shall be discharged from all further liability hereunder and such successor assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement.

7.3 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be deemed to have been duly given on the date of service if personally served on the parties to whom notice is to be given, or on the third day after mailing if mailed to the parties to whom notice is given, whether by first class, registered, or certified mail, and properly addressed as follows:

If to the Company, at:	EnteroMedics Inc. 2800 Patton Road St. Paul, MN 55113

If to Employee, at:	Katherine Tweden 1175 Ashley Lane Mahtomedi, MN 55115

Any party may change the address for the purpose of this Section by giving the other written notice of the new address in the manner set forth above.

7.4 Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Minnesota, without regard to conflicts of laws principles thereof.

7.5 Arbitration. The parties irrevocably consent that any dispute arising between the parties in connection with the interpretation or enforcement of this Agreement that has not been settled through negotiation within a period of thirty (30) days after the date on which either party shall first have notified the other party in writing of the existence of a dispute shall be settled by final and binding arbitration under the then-applicable Commercial Arbitration Rules of the American Arbitration Association (“AAA”); and a court judgment on the award may be entered in any court having competent jurisdiction. Notwithstanding the foregoing, neither party shall be entitled or required to seek arbitration regarding any cause of action that would entitle such party to injunctive relief. Any such arbitration shall be conducted by one (1) neutral arbitrator appointed by mutual agreement of the parties or, failing such agreement, in accordance with the AAA Rules. The arbitrator shall be an experienced attorney with a background in employment law. Any arbitration shall be conducted in Minneapolis, Minnesota. An arbitration award may be enforced in any court of competent jurisdiction. Notwithstanding any contrary provision in the AAA Rules, the following additional procedures and rules shall apply to any such arbitration:

(A)	Each party shall have the right to request from the arbitrator, and the arbitrator shall order upon good cause shown, reasonable and limited pre-hearing discovery, including (1) exchange of witness lists, (2) depositions under oath of named witnesses at a mutually convenient location, (3) written interrogatories, and (4) document requests;

(B)	Upon conclusion of the pre-hearing discovery, the arbitrator shall promptly hold a hearing upon the evidence to be adduced by the parties and shall promptly render a written opinion and award;

(C)	The arbitrator may award damages consistent with the terms of this Agreement but may not award or assess punitive damages against either party; and

(D)

Each party shall bear his or its own costs and expenses of the arbitration and one- half ( 1/2) of the fees and costs of the arbitrator, subject to the power of the arbitrator, in his or her sole discretion, to award all such reasonable costs, expenses and attorneys’ fees to the prevailing party.

7.6 Construction. Notwithstanding the general rules of construction, both the Company and Employee acknowledge that both parties were given an equal opportunity to negotiate the terms and conditions contained in this Agreement, and agree that the identity of the drafter of this Agreement is not relevant to any interpretation of the terms and conditions of this Agreement.

To the extent any provision of this Agreement may be deemed to provide a benefit to Employee that is treated as non-qualified deferred compensation pursuant to Code Section 409A, such provision shall be interpreted in a manner that qualifies for any applicable exemption from compliance with Code Section 409 or, if such interpretation would cause any reduction of benefit(s), such provision shall be interpreted (if reasonably possible) in a manner that complies with Code Section 409A and does not cause any such reduction.

7.7 Severability. In the event any provision of this Agreement (or portion thereof) shall be held illegal or invalid for any reason, said illegality or invalidity shall not in any way affect the legality or validity of any other provision of this Agreement. To the extent any provision (or portion thereof) of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision (or portion thereof) shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

7.8 Entire Agreement. Except for Employee’s Stock Option Agreements, this Agreement is the final, complete and exclusive agreement of the parties and sets forth the entire agreement between the Company and Employee with respect to Employee’s employment by the Company, and there are no undertakings, covenants or commitments other than as set forth herein. The Agreement may not be altered or amended, except by a writing executed by Employee and a member of the Board. This Agreement supersedes, terminates, replaces and supplants any and all prior understandings or agreements between the parties relating in any way to the hiring or employment of Employee by the Company.

7.9 Survival. The parties expressly acknowledge and agree that the provisions of this Agreement that by their express or implied terms extend beyond the expiration of this Agreement or the termination of Employee’s employment under this Agreement, shall continue in full force and effect, notwithstanding Employee’s termination of employment under this Agreement or the expiration of this Agreement.

7.10 Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ENTEROMEDICS INC.		EMPLOYEE

By:	/s/ Mark B. Knudson	By:	/s/ Katherine Tweden
Mark B. Knudson
Its:	President and CEO

Date:	November 6, 2008	Date:	November 18, 2008

EXHIBIT A

GENERAL RELEASE

This General Release is made and entered into as of the      day of                     ,              by Employee (“Employee”).

WHEREAS, EnteroMedics Inc. (the “Company”) and Employee are parties to an Employment Agreement dated                     ;

WHEREAS, Employee intends to settle any and all claims that Employee has or may have against the Company as a result of Employee’s employment with the Company and the cessation of Employee’s employment with the Company; and

WHEREAS, Under the terms of the Employment Agreement, which Employee agrees are fair and reasonable, Employee agreed to enter into this General Release as a condition precedent to the severance arrangements described in Article III of the Employment Agreement.

NOW, THEREFORE, in consideration of the provisions and the mutual covenants herein contained, the parties agree as follows:

1. Release. For the consideration expressed in the Employment Agreement, Employee does hereby fully and completely release and waive any and all claims, complaints, causes of action, demands, suits and damages, of any kind or character, which Employee has or may have against the Released Parties, as hereinafter defined, arising out of any acts, omissions, conduct, decisions, behavior or events occurring up through the date of Employee’s signature on this General Release, including Employee’s employment with the Company and the cessation of that employment. For purposes of this General Release, “Released Parties” means collectively the Company, its predecessors, successors, assigns, parents, affiliates, subsidiaries, related companies, officers, directors, shareholders, agents, servants, employees and insurers, and each and all thereof.

Employee understands and accepts that Employee’s release of claims includes any and all possible discrimination claims, including, but not limited to, claims based upon: Title VII of the Federal Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the Minnesota Human Rights Act; Minn. Stat. §181.81; or any other federal, state or local statute, ordinance or law. Employee also understands that Employee is giving up all other claims, including those grounded in contract or tort theories, including, but not limited to: wrongful discharge; violation of Minn. Stat. §176.82; breach of contract; tortious interference with contractual relations; promissory estoppel; breach of the implied covenant of good faith and fair dealing; breach of express or implied promise; breach of manuals or other policies; assault; battery; fraud; false imprisonment; invasion of privacy; intentional or negligent misrepresentation; defamation, including libel, slander, discharge defamation and self-publication defamation; discharge in violation of public policy; whistleblower; intentional or negligent infliction of emotional distress; or any other theory, whether legal or equitable.

Nothing in this General Release shall be construed to prevent Employee from filing a charge or complaint with the Equal Employment Opportunity Commission or other administrative agency or from participating in or cooperating with any investigation conducted by the Equal Employment Opportunity Commission or other administrative agency.

This General Release does not apply to any post-termination claim that Employee may have for benefits under the provisions of any employee benefit plan maintained by the Company.

Employee’s release of claims shall not apply to any claims Employee might have to indemnification under Minnesota Statute §302A.521, any other applicable statute or regulation or the Company’s by-laws.

2. Rescission. Employee has been informed and understands that Employee has the right to revoke Employee’s release of claims, insofar as it extends to potential claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., by informing the Company of such revocation within seven (7) calendar days following Employee’s execution of this Agreement. Employee has also been informed and understands that Employee has the right to rescind his release of claims, insofar as it extends to potential claims arising under the Minnesota Human Rights Act, Minn. Stat. §§ 363A.01, et seq., by informing the Company of such rescission within fifteen (15) calendar days following Employee’s execution of this Agreement. Employee further understands that these revocation and rescission periods shall run concurrently, and that this Agreement is not effective or enforceable until the fifteen (15) day rescission period has expired.

If Employee decides to rescind this Agreement within the fifteen (15) day rescission period, Employee must provide written notice to the Company’s President and Chief Executive Officer, delivered in person or by mail. If his rescission is sent by mail, it must be postmarked within the fifteen (15) day period, properly addressed to the Company’s President and Chief Executive Officer, and sent by certified mail, return receipt requested.

Employee understands and agrees that, if Employee timely exercises Employee’s right of revocation and/or rescission, the Company may, at its option, either nullify this Agreement in its entirety or keep it in effect in all respects other than as to that portion of the Agreement which releases Employee’s claims under the Age Discrimination in Employment Act and/or Minnesota Human Rights Act, as applicable. Employee further understands and agrees that, if the Company opts to nullify the entire Agreement, the Company will have no obligations under this Agreement to the Employee or others whose rights derive from Employee.

3. Acceptance Period; Advice of Counsel. The terms of this General Release will be open for acceptance by Employee for a period of 21 days during which time Employee may consider whether or not to accept this General Release. Employee agrees that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Employee is hereby advised to seek the advice of an attorney regarding this General Release.

4. Binding Agreement. This General Release shall be binding upon, and inure to the benefit of, Employee and Company and their respective successors and permitted assigns.

5. Representation. Employee hereby acknowledges and states that Employee has read this General Release. Employee further represents that this General Release is written in language that is understandable to Employee, that Employee fully appreciates the meaning of its terms, and that Employee enters into this General Release freely and voluntarily.

IN WITNESS WHEREOF, Employee, after due consideration, has authorized, executed and delivered this General Release all as of the date first written.

Date